Exhibit 99.1

News Release
Amkor Reports First Quarter 2009 Results
CHANDLER, Ariz. – April 29, 2009 — Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor assembly and test services, today reported its financial results for the first quarter ended March 31, 2009.
First quarter net sales of $389 million were down 29% sequentially from the fourth quarter of 2008 and down 44% from the first quarter of 2008. The first quarter net loss was $22 million or $0.12 per share compared to a net loss of $623 million or $3.40 per share in the prior quarter, which included a $671 million goodwill impairment charge. Net income for the first quarter of 2008 was $72 million, or $0.36 per diluted share.
Commenting on first quarter performance, James Kim, Amkor’s chairman and chief executive officer, said, “Our sales were adversely impacted by the sharp global economic downturn and weakness in consumer demand. Based on current customer forecasts, we expect second quarter 2009 net sales to increase 18% to 22% from the first quarter of 2009 reflecting customer inventory builds from historically low first quarter levels. However, there remains significant uncertainty regarding the full scope and duration of the current downturn, and it is difficult to predict future results in this very challenging economic environment.”
“Gross margin for the first quarter of 2009 was 12%, and we expect that gross margin for the second quarter of 2009 will be between 17% and 19%. In the current environment, we are focused on gross margin and cash flows. Starting in early 2008, we began implementing wide-ranging, but carefully selected cost reduction measures to align our cost structure with decreasing levels of demand. Our first quarter operating results compared to the fourth quarter of 2008 benefited by approximately $55 million from these cost reduction programs,” added Kim.
Unit shipments were down 33% sequentially while sales declined 29% in the same period, reflecting a shift in our mix to more advanced packages. Gross margin for the first quarter of 2009 was 12%, down sequentially from 18% in the fourth quarter of 2008, reflecting the impact of lower sales volume and a $6 million charge for workforce reductions. These declines were mitigated partially by the benefits of the cost reduction initiatives and the strength of the U.S. dollar against certain foreign currencies.
Selling, general and administrative expenses for the first quarter were $50 million, down 14% from $58 million in the fourth quarter of 2008. The decline was primarily attributable to reduced executive and other employee compensation and professional fees, but was partially offset by ERP (Enterprise Resource Planning) system implementation costs.
“We ended the first quarter with $291 million of cash,” said Joanne Solomon, Amkor’s chief financial officer. “We were free cash flow negative by $106 million in the first quarter primarily as a result of approximately $104 million of payments relating to the resolution of a patent license dispute and employee benefit and separation payments. We expect to be free cash flow positive in the second quarter of 2009.”
Commenting on the company’s recent capital market transactions, Solomon said, “After the quarter, we completed an offering of $250 million principal amount of 6% convertible senior subordinated notes due 2014 and extended our $100 million senior secured revolving credit facility through April 2013. These actions have significantly improved our liquidity. We have an aggregate of $113 million of debt coming due through the end of 2010, and in 2011 the remaining $254 million of 7.125% senior notes and 2.5% senior subordinated convertible notes mature.”
Solomon added, “During the first quarter of 2009, we repurchased $33 million principal amount of debt due in 2011 and recorded a related $9 million gain in the first quarter. In April 2009, we used $29 million of the proceeds from the convertible notes offering to repurchase $35 million principal amount of debt due in 2011 and expect to record a related $5 million gain in the second quarter.”
“First quarter 2009 capital additions totaled $24 million, which was less than expected due to the deferment of purchases into the second and third quarters of 2009. Capital additions are expected to be approximately $25 million in the second quarter of 2009. Because of the significantly reduced level of consumer demand, capital additions are focused on specific customer requirements, technology advancements and cost reduction programs. We reaffirm that we are estimating capital additions for the full year 2009 of approximately $100 million,” said Solomon.
Selected operating data for the first quarter of 2009 is included in a section before the financial tables.
Business Outlook
Limited visibility due to significant uncertainties in the U.S. and global economies has increased the risk that our actual results may differ from our expectations. Based upon the latest available information, we have the following expectations for the second quarter of 2009:
•	Sales up 18% to 22% from the first quarter of 2009

•	Gross margin between 17% and 19%

•	Net loss of $0.04 per share to around break-even

Conference Call Information
Amkor will conduct a conference call on April 29, 2009 at 5:00 p.m. eastern time. This call is being webcast and can be accessed at Amkor’s web site at www.amkor.com.  You may also access the call by dialing 303-262-2175.  A replay of the call will be made available at Amkor’s web site or by dialing 303-590-3000 (access passcode # 11128705). The webcast is also being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through Thomson Financial individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the following: expectations regarding net sales, gross margin and free cash flow in the second quarter of 2009; expected gains associated with debt repurchases; our anticipated level of debt repayment; the expected dollar amount of our capital additions; and the statements made under Business Outlook including those regarding sales, gross margin and per share data.  These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; deteriorating market conditions; the effect of the financial crisis on credit markets, financial institutions, customers, suppliers and consumers; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital additions; the effects of a recession in the U.S. and other economies worldwide; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; our ability to reduce costs; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields;

competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.  Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
Joanne Solomon
Corporate Vice President & CFO
480-821-5000 ext. 5416
jsolo@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q1 2009	Q4 2008	Q1 2008
Sales Data:

Packaging services:
Wirebond — leadframe	27%	27%	29%
Wirebond — laminate	39%	41%	40%
Flip chip and wafer level processing	21%	20%	19%

Packaging services	87%	88%	88%
Test services	13%	12%	12%

Total sales	100%	100%	100%

Packaged units (in millions):
Wirebond — leadframe	887	1,308	1,689
Wirebond — laminate	208	310	336
Flip chip and wafer level processing	85	131	168

Total packaged units	1,180	1,749	2,193

Net sales from top ten customers	51%	52%	50%
Capacity utilization	45%	61%	80%

End Market Distribution Data (an approximation based on a sampling of our largest customers):
Communications	46%	43%	41%
Consumer	29%	33%	32%
Computing	16%	16%	17%
Other	9%	8%	10%

Total	100%	100%	100%

	Q1 2009	Q4 2008	Q1 2008
	(in millions, except per share data)
Earnings per Share Data:

Net (loss) income attributable to Amkor — basic	$(22)	$(623)	$72
Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	—	—	1
Interest on 6.25% convertible notes due 2013, net of tax	—	—	2

Net (loss) income attributable to Amkor — diluted	$(22)	$(623)	$75

Weighted average shares outstanding — basic	183	183	182
Effect of dilutive securities:
Stock options	—	—	1
2.5% convertible notes due 2011	—	—	13
6.25% convertible notes due 2013	—	—	13

Weighted average shares outstanding — diluted	183	183	209

Net (loss) income attributable to Amkor per common share:
Basic	$(0.12)	$(3.40)	$0.40

Diluted	$(0.12)	$(3.40)	$0.36

AMKOR TECHNOLOGY, INC.
Selected Operating Data (continued)

	Q1 2009	Q4 2008	Q1 2008
	(in millions)
Capital Investment Data:
Property, plant and equipment additions	$24	$32	$95
Net change in related accounts payable and deposits	19	37	(6)

Purchases of property, plant and equipment	$43	$69	$89

Depreciation and amortization	$80	$80	$74

Free Cash Flow Data:
Net cash (used in) provided by operating activities	$(63)	$149	$181
Less purchases of property, plant and equipment	(43)	(69)	(89)

Free cash flow*	$(106)	$80	$92

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months
	Ended March 31,
	2009	2008
	(In thousands, except per share data)
Net sales	$388,776	$699,483
Cost of sales	340,737	523,331

Gross profit	48,039	176,152

Operating expenses:
Selling, general and administrative	50,068	65,449
Research and development	10,147	13,856

Total operating expenses	60,215	79,305

Operating (loss) income	(12,176)	96,847

Other (income) expense:
Interest expense, net	26,145	27,433
Interest expense, related party	1,562	1,563
Foreign currency gain	(12,068)	(9,477)
Gain on debt retirement, net	(8,996)	—
Other expense (income), net	59	(806)

Total other expense, net	6,702	18,713

(Loss) income before income taxes	(18,878)	78,134
Income tax expense	3,081	5,940

Net (loss) income	(21,959)	72,194
Net income attributable to noncontrolling interests	133	198

Net (loss) income attributable to Amkor	$(22,092)	$71,996

Net (loss) income attributable to Amkor per common share:
Basic	$(0.12)	$0.40

Diluted	$(0.12)	$0.36

Shares used in computing per common share amounts:
Basic	183,035	182,134
Diluted	183,035	209,396

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2009	2008
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$291,479	$424,316
Restricted cash	2,677	4,880
Accounts receivable:
Trade, net of allowances	214,475	259,630
Other	17,755	14,183
Inventories	110,377	134,045
Other current assets	30,463	23,862

Total current assets	667,226	860,916

Property, plant and equipment, net	1,415,144	1,473,763
Intangibles, net	14,433	11,546
Restricted cash	1,657	1,696
Other assets	37,593	36,072

Total assets	$2,136,053	$2,383,993

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$69,364	$54,609
Trade accounts payable	176,939	241,684
Accrued expenses	138,790	258,449

Total current liabilities	385,093	554,742

Long-term debt	1,294,656	1,338,751
Long-term debt, related party	100,000	100,000
Pension and severance obligations	116,903	116,789
Other non-current liabilities	29,283	30,548

Total liabilities	1,925,935	2,140,830

Equity:
Amkor stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 183,035 in 2009 and 2008	183	183
Additional paid-in capital	1,497,755	1,496,976
Accumulated deficit	(1,300,313)	(1,278,221)
Accumulated other comprehensive income	6,518	18,201

Total Amkor stockholders’ equity	204,143	237,139
Noncontrolling interests in subsidiaries	5,975	6,024

Total equity	210,118	243,163

Total liabilities and equity	$2,136,053	$2,383,993

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	March 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(21,959)	$72,194
Depreciation and amortization	79,949	73,517
Gain on debt retirement, net	(8,996)	—
Other operating activities and non-cash items	2,943	3,600
Changes in assets and liabilities	(115,131)	31,905

Net cash (used in) provided by operating activities	(63,194)	181,216

Cash flows from investing activities:
Purchases of property, plant and equipment	(42,821)	(88,839)
Proceeds from the sale of property, plant and equipment	144	339
Other investing activities	(3,635)	(277)

Net cash used in investing activities	(46,312)	(88,777)

Cash flows from financing activities:
Borrowings under revolving credit facilities	—	619
Proceeds from issuance of short-term debt	15,000	—
Payments for debt issuance costs	(2,572)	—
Payments of long-term debt, net of discount	(34,725)	(101,086)
Proceeds from issuance of stock through stock compensation plans	—	6,088

Net cash used in financing activities	(22,297)	(94,379)

Effect of exchange rate fluctuations on cash and cash equivalents	(1,034)	3,583

Net (decrease) increase in cash and cash equivalents	(132,837)	1,643
Cash and cash equivalents, beginning of period	424,316	410,070

Cash and cash equivalents, end of period	$291,479	$411,713